Exhibit 99.1
MALIBU BOATS, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2020 RESULTS
Loudon, TN - August 27, 2020 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the fourth quarter and fiscal year ended June 30, 2020.
Highlights for the Fourth Quarter of Fiscal Year 2020
•Net sales decreased 39.1% to $118.7 million compared to the fourth quarter of fiscal year 2019.
•Unit volume decreased 43.9% to 1,117 boats compared to the fourth quarter of fiscal year 2019.
•Net sales per unit increased 8.6% to $106,232 per unit compared to the fourth quarter of fiscal year 2019.
•Gross profit decreased 50.7% to $23.6 million compared to the fourth quarter of fiscal year 2019.
•Net income decreased 68.2% to $6.5 million, or $0.30 per share, compared to the fourth quarter of fiscal year 2019.
•Adjusted EBITDA decreased 56.8% to $15.5 million compared to the fourth quarter of fiscal year 2019.
•Adjusted fully distributed net income decreased 64.2% to $8.4 million compared to the fourth quarter of fiscal year 2019.
•Adjusted fully distributed net income per share decreased 63.0% to $0.40 on a fully distributed weighted average share count of 21.5 million shares of Class A Common Stock as compared to the fourth quarter of fiscal year 2019.
Highlights for Fiscal Year 2020
•Net sales decreased 4.5% to $653.2 million compared to fiscal year 2019.
•Unit volume decreased 12.5% to 6,444 boats compared to fiscal year 2019.
•Net sales per unit increased 9.1% to $101,360 per unit compared to fiscal year 2019.
•Gross profit decreased 10.2% to $149.3 million compared to fiscal year 2019.
•Net income decreased 7.2% to $64.7 million, or $2.98 per share, compared to fiscal year 2019.
•Adjusted EBITDA decreased 11.9% to $110.9 million compared to fiscal year 2019.
•Adjusted fully distributed net income decreased 13.3% to $71.2 million compared to fiscal year 2019.
•Adjusted fully distributed net income per share decreased 12.5% to $3.29 on a fully distributed weighted average share count of 21.6 million shares of Class A Common Stock as compared to fiscal year 2019.
“Our superior execution, combined with the strength of our brands, supported better-than-expected results in an incredibly volatile environment during our fiscal fourth quarter. After temporarily suspending production prior to the start of the quarter and extending the shutdowns into the fourth quarter, we moved quickly to reopen our plants to meet the demand for our boats at the beginning of the summer season. Due to our planning and adaptable operations, we were able to reopen all brand production at pre-shutdown levels. Our ability to resume the same production on day one of our reopening is a testament to our vertical integration strategy, operational expertise and supply chain management,” commented Jack Springer, Chief Executive Officer of Malibu Boats Inc.
“Moving into fiscal year 2021, we remain incredibly well-positioned. Our decision to roll out our model year 2021 products earlier than in years past and expand our innovative portfolio of boats across all of our brands gives us an edge with both loyal Malibu customers and first time boat buyers. Our new Malibu Wakesetter 23 LSV, the best-

Exhibit 99.1
selling boat in the history of performance boats, the Axis Wake A24, the Malibu Wakesetter 24 MXZ and Cobalt R6 have all generated overwhelmingly positive feedback from dealers and customers, and each will meaningfully improve the customer experience and drive continued demand. While tremendous uncertainty remains as a result of the COVID-19 pandemic, we are laser-focused on executing our proven strategy to deliver long-term value for our shareholders, including new product development, innovation and our vertical integration initiatives,” concluded Mr. Springer.
Results of Operations for the Fourth Quarter and Fiscal Year 2020 (Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2020	2019	2020	2019

	(In thousands, except unit and per unit data)
Net sales	$118,661	$194,822	$653,163	$684,016
Cost of sales	95,109	147,090	503,893	517,746
Gross profit	23,552	47,732	149,270	166,270
Operating expenses:
Selling and marketing	3,613	4,574	17,917	17,946
General and administrative	9,523	11,729	39,912	44,256
Amortization	1,509	1,575	6,131	5,956
Operating income	8,907	29,854	85,310	98,112
Other (income) expense:
Other	(631)	597	(2,310)	(149)
Interest expense	824	1,699	3,888	6,464
Other (income) expense, net	193	2,296	1,578	6,315
Net income before provision for income taxes	8,714	27,558	83,732	91,797
Income tax provision	2,204	7,073	19,076	22,096
Net income	6,510	20,485	64,656	69,701
Net income attributable to non-controlling interest	307	1,073	3,094	3,635
Net income attributable to Malibu Boats, Inc.	$6,203	$19,412	$61,562	$66,066

Unit volumes	1,117	1,992	6,444	7,362
Net sales per unit	$106,232	$97,802	$101,360	$92,912
Comparison of the Fourth Quarter Ended June 30, 2020 to the Fourth Quarter Ended June 30, 2019
Net sales for the three months ended June 30, 2020 decreased $76.2 million, or 39.1%, to $118.7 million, compared to the three months ended June 30, 2019. Unit volume for the three months ended June 30, 2020 decreased 875 units, or 43.9%, to 1,117 units compared to the three months ended June 30, 2019. The decrease in net sales and unit volumes was driven primarily by the temporary shutdown of our facilities for a portion of the fourth quarter ended June 30, 2020 as a result of the COVID-19 pandemic. As a result of our suspension of operations, we were not able to ship boats to our dealers during the period of shut-down, which negatively impacted our net sales for the fourth quarter of fiscal year 2020. In addition to the pandemic, but to a lesser effect, we also had planned lower production rates at Cobalt to reduce wholesale shipments and dealer inventories that negatively impacted sales versus the prior year period. This decrease in net sales was partially offset by a higher average selling price due primarily to model mix.
Net sales attributable to our Malibu segment decreased $33.0 million, or 32.4%, to $69.0 million for the three months ended June 30, 2020 compared to the three months ended June 30, 2019. Unit volumes attributable to our Malibu segment decreased 478 units for the three months ended June 30, 2020 compared to the three months ended June 30, 2019. The decrease in net sales and unit volumes was driven by the temporary shutdown of our Loudon,

Exhibit 99.1
Tennessee facility for a portion of the fourth quarter ended June 30, 2020 as a result of the COVID-19 pandemic. This decrease in Malibu net sales was partially offset primarily by our product mix of new, larger Malibu and Axis models.
Net sales from our Cobalt segment decreased $26.9 million, or 47.6%, to $29.6 million for the three months ended June 30, 2020 compared to the three months ended June 30, 2019. Unit volumes attributable to Cobalt decreased 332 units for the three months ended June 30, 2020 compared to the three months ended June 30, 2019. The decrease in net sales and unit volumes was driven primarily by the temporary shutdown of our Neodesha, Kansas facility for a portion of the fourth quarter ended June 30, 2020 as a result of the COVID-19 pandemic. In addition to the pandemic, but to a lesser effect, we also had planned lower production rates at Cobalt to reduce wholesale shipments and dealer inventories that negatively impacted sales versus the prior year period. The decrease was partially offset primarily by our product mix of new, larger Cobalt models.
Net sales from our Pursuit segment decreased $16.3 million, or 44.8%, to $20.1 million, for the three months ended June 30, 2020, compared to the three months ended June 30, 2019. Unit volumes attributable to Pursuit decreased 65 units for the three months ended June 30, 2020 compared to the three months ended June 30, 2019. The decrease in net sales and unit volumes was driven by the temporary shutdown of our Fort Pierce, Florida facility for a portion of the fourth quarter ended June 30, 2020 as a result of the COVID-19 pandemic.
Our overall net sales per unit increased 8.6% to $106,232 per unit for the three months ended June 30, 2020 compared to the three months ended June 30, 2019. Net sales per unit for our Malibu segment increased 12.2% to $94,983 per unit for the three months ended June 30, 2020 compared to the three months ended June 30, 2019, primarily driven by strong demand for new models and optional features. Net sales per unit for our Cobalt segment increased 9.7% to $97,352 per unit for the three months ended June 30, 2020 compared to the three months ended June 30, 2019, primarily driven by a favorable mix of R series models which have a higher average selling price. Net sales per unit for our Pursuit segment decreased 3.5% to $231,126 for the three months ended June 30, 2020 compared to the three months ended June 30, 2019, primarily driven by lower average selling price due to the mix of models sold.
Cost of sales for the three months ended June 30, 2020 decreased $52.0 million, or 35.3%, to $95.1 million as compared to the three months ended June 30, 2019. The decrease in cost of sales was driven primarily by lower unit volumes associated with the temporary shutdown of our facilities for a portion of the fourth quarter ended June 30, 2020 as a result of the COVID-19 pandemic.
Gross profit for the three months ended June 30, 2020 decreased $24.2 million, or 50.7%, compared to the three months ended June 30, 2019. The decrease in gross profit was driven primarily by lower unit volumes in the businesses mentioned above. Gross margin for the three months ended June 30, 2020 decreased 470 basis points from 24.5% to 19.8% over the same period in the prior fiscal year due primarily to the reduction of sales resulting in decreased leverage of manufacturing fixed costs and other costs associated with the COVID-19 pandemic.
Selling and marketing expenses for the three months ended June 30, 2020 decreased $1.0 million, or 21.0%, to $3.6 million compared to the three months ended June 30, 2019 as a result of the COVID-19 pandemic, including a reduction in variable discretionary and non-essential spending. As a percentage of sales, selling and marketing expenses increased 70 basis points to 3.0% for the three months ended June 30, 2020 compared to the three months ended June 30, 2019. General and administrative expenses for the three months ended June 30, 2020 decreased $2.2 million, or 18.8%, to $9.5 million as compared to the three months ended June 30, 2019, due primarily to a decrease in variable discretionary and non-essential spending. As a percentage of sales, general and administrative expenses increased 200 basis points to 8.0% for the three months ended June 30, 2020 compared to the three months ended June 30, 2019. Amortization expense for the three-month period ended June 30, 2020 decreased $0.1 million, or 4.2%, when compared to the three months ended June 30, 2019.
Operating income for the fourth quarter of fiscal year 2020 decreased to $8.9 million from $29.9 million in the fourth quarter of fiscal year 2019. Net income for the fourth quarter of fiscal year 2020 decreased 68.2% to $6.5 million from $20.5 million and net income margin decreased to 5.5% from 10.5% in the fourth quarter of fiscal year

Exhibit 99.1
2019. Adjusted EBITDA in the fourth quarter of fiscal year 2020 decreased 56.8% to $15.5 million from $35.8 million, while Adjusted EBITDA margin decreased to 13.1% from 18.4% in the fourth quarter of fiscal year 2019.
Comparison of the Fiscal Year Ended June 30, 2020 to the Fiscal Year Ended June 30, 2019
Net sales for fiscal year 2020 decreased $30.9 million, or 4.5%, to $653.2 million, compared to fiscal year 2019. Unit volume for fiscal year 2020 decreased 918 units, or 12.5%, to 6,444 units compared to fiscal year 2019. The decrease in net sales and unit volumes was driven primarily by the temporary shutdown of our facilities in the second half of fiscal year 2020 as a result of the COVID-19 pandemic. As a result of our suspension of operations, we were not able to ship boats to our dealers during the period of shut-down, which negatively impacted our net sales for the second half of fiscal year 2020. In addition to the pandemic, but to a lesser effect, we also had planned lower production rates at Cobalt to reduce wholesale shipments and dealer inventories that negatively impacted sales versus the prior year period. This decrease in net sales was partially offset by a higher average selling price due to model mix and an increase in sales at Pursuit from a full year of results in fiscal year 2020 compared with nine months in fiscal year 2019 since its acquisition date on October 15, 2018.
Net sales attributable to our Malibu segment decreased $19.9 million, or 5.3%, to $354.8 million for fiscal year 2020 compared to fiscal year 2019. Unit volumes attributable to our Malibu segment decreased 567 units for fiscal year 2020 compared to fiscal year 2019. The decrease in net sales and unit volumes was driven by the temporary shutdown of our Loudon, Tennessee facility in the second half of fiscal year 2020 as a result of the COVID-19 pandemic. This decrease in Malibu net sales was partially offset primarily by our product mix of new, larger Malibu and Axis models.
Net sales from our Cobalt segment decreased $31.8 million, or 15.4%, to $174.8 million for fiscal year 2020 compared to fiscal year 2019. Unit volumes attributable to Cobalt decreased 453 units for fiscal year 2020 compared to fiscal year 2019. The decrease in net sales and unit volumes was driven primarily by the temporary shutdown of our Neodesha, Kansas facility in the second half of fiscal year 2020 as a result of the COVID-19 pandemic. In addition to the pandemic, but to a lesser effect, we also had planned lower production rates at Cobalt to reduce wholesale shipments and dealer inventories that negatively impacted sales versus the prior year period. The decrease was partially offset by year-over-year price increases on our Cobalt models.
Net sales from our Pursuit segment increased $20.8 million, or 20.3%, to $123.6 million for fiscal year 2020 compared to fiscal year 2019. Unit volumes attributable to Pursuit increased 102 units for fiscal year 2020 compared to fiscal year 2019. The increase in Pursuit net sales resulted from a full year of sales from Pursuit in fiscal year 2020 compared to a partial nine months in fiscal year 2019 since our acquisition of Pursuit on October 15, 2018. The increase in net sales and unit volumes were partially offset by the lower average selling price due to the mix of models sold and the temporary shutdown of our Fort Pierce, Florida facility in the second half of fiscal year 2020 as a result of the COVID-19 pandemic.
Our overall net sales per unit increased 9.1% to $101,360 per unit for fiscal year 2020 compared to fiscal year 2019. Net sales per unit for our Malibu segment increased 8.2% to $89,138 per unit for fiscal year 2020 compared to fiscal year 2019, primarily driven by higher sales for new, more expensive models and optional features. Net sales per unit for our Cobalt segment increased 4.2% to $89,350 per unit for fiscal year 2020 compared to fiscal year 2019, driven by year-over-year price increases. Net sales per unit for our Pursuit segment decreased 3.9% to $243,358 per unit for fiscal year 2020 compared to fiscal year 2019, primarily driven by lower average selling price due to the mix of models sold.
Cost of sales for fiscal year 2020 decreased $13.9 million, or 2.7%, to $503.9 million compared to fiscal year 2019. The decrease in cost of sales resulted primarily from lower unit volumes for Malibu, Axis and Cobalt. The decrease in costs of sales was partially offset by incremental costs contributed by Pursuit for the full year of fiscal year 2020 compared to only nine months for fiscal year 2019 since its acquisition in October 2018 and increased costs incurred to replace engines during the United Auto Workers’ strike against General Motors.
Gross profit for fiscal year 2020 decreased $17.0 million, or 10.2%, compared to fiscal year 2019. The decrease in gross profit was due mainly to lower unit volumes in fiscal year 2020 as described above and increased costs

Exhibit 99.1
incurred to replace engines during the United Auto Workers’ strike against General Motors. Gross margin decreased 150 basis points from 24.3% in fiscal 2019 to 22.8% in fiscal year 2020.
Selling and marketing expense for fiscal year 2020 remained flat at $17.9 million compared to fiscal year 2019. As a percentage of sales, selling and marketing expense increased 20 basis points from 2.6% for fiscal year 2019 to 2.8% for fiscal year 2020. General and administrative expense for fiscal year 2020 decreased $4.3 million, or 9.8%, to $39.9 million compared to fiscal year 2019. The decrease in general and administrative expenses was largely due to expenses related to the acquisition of Pursuit in fiscal year 2019 that were not incurred during fiscal year 2020, partially offset by incremental general and administrative expenses attributable to Pursuit during fiscal year 2020. As a percentage of sales, general and administrative expenses decreased 40 basis points to 6.1% for fiscal year 2020 compared to 6.5% for fiscal year 2019. Amortization expense for fiscal year 2020 increased $0.2 million, or 2.9%, compared to fiscal year 2019, due to additional amortization from intangible assets acquired as a result of the Pursuit acquisition for the full year in fiscal year 2020.
Operating income for fiscal year 2020 decreased to $85.3 million from $98.1 million for fiscal year 2019. Net income for fiscal year 2020 decreased 7.2% to $64.7 million from $69.7 million and net income margin decreased to 9.9% for fiscal year 2020 from 10.2% for fiscal year 2019. Adjusted EBITDA for fiscal year 2020 decreased 11.9% to $110.9 million from $125.9 million, while Adjusted EBITDA margin decreased to 17.0% for fiscal year 2020 from 18.4% for fiscal year 2019.
Webcast and Conference Call Information
The Company will host a webcast and conference call to discuss fourth quarter fiscal year 2020 results on Thursday, August 27, 2020, at 5:00 p.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (855) 433-0928 or (484) 756-4263 and using Conference ID #8361219. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.malibuboats.com. A replay of the webcast will also be archived on the Company’s website for twelve months.
About Malibu Boats, Inc.
Based in Loudon, Tennessee, Malibu Boats, Inc. (MBUU) is a leading designer, manufacturer and marketer of a diverse range of recreational powerboats, including performance sport, sterndrive and outboard boats. Malibu Boats Inc. is the commanding market leader in the performance sport boat category through its Malibu and Axis Wake Research boat brands, the leader in the 20’ - 40’ segment of the sterndrive boat category through its Cobalt brand and in a leading position in the offshore fishing boat market with its Pursuit brand. A pre-eminent innovator in the powerboat industry, Malibu Boats, Inc. designs products that appeal to an expanding range of recreational boaters, fisherman and water sports enthusiasts whose passion for boating is a key component of their active lifestyles.
Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes statements in this press release regarding our expectations for fiscal year 2021; demand for our products; and our ability to deliver long-term value to our shareholders.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: the effects of the COVID-19 pandemic on us; general industry, economic and business conditions; our ability to grow our business through acquisitions and integrate such acquisitions to fully realize their expected benefits; our reliance on our network of independent dealers and increasing competition for dealers; our large fixed cost base; intense competition within our industry; increased consumer preference for used boats or the supply of new boats by competitors in excess of demand; the successful introduction of new products; our ability to execute our manufacturing strategy successfully; the success of our engines integration strategy; and other factors affecting us

Exhibit 99.1
detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
Use and Definition of Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Fully Distributed Net Income and Adjusted Fully Distributed Net Income per Share. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring or non-operating expenses, including certain professional fees, acquisition and integration related expenses, non-cash compensation expense, expenses related to our engine development initiative, expenses related to interruption to our engine supply during the labor strike by United Auto Workers against General Motors and adjustments to our tax receivable agreement liability. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of net income as determined by GAAP. Management believes Adjusted EBITDA and Adjusted EBITDA Margin allow investors to evaluate our operating performance and compare our results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of core operating performance. Management uses Adjusted EBITDA to assist in highlighting trends in our operating results without regard to our financing methods, capital structure, and non-recurring or non-operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets.
We define Adjusted Fully Distributed Net Income as net income attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring or non-cash items, (iii) assuming the exchange of all LLC units into shares of Class A Common Stock, which results in the elimination of non-controlling interest in Malibu Boats Holdings, LLC (the "LLC"), and (iv) reflecting an adjustment for income tax expense on fully distributed net income before income taxes at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Malibu Boats, Inc., before non-recurring or non-cash items and the effects of non-controlling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash or non-recurring items, and eliminates the variability of non-controlling interest as a result of member owner exchanges of LLC units into shares of Class A Common Stock. In addition, because Adjusted Fully Distributed Net Income is susceptible to varying calculations, the Adjusted Fully Distributed Net Income measures, as presented in this release, may differ

Exhibit 99.1
from and may, therefore, not be comparable to similarly titled measures used by other companies.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin, and the numerator and denominator for our net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per share of Class A Common Stock is provided under "Reconciliation of Non-GAAP Financial Measures".

Investor Contacts

Malibu Boats, Inc.
Wayne Wilson
Chief Financial Officer
(865) 458-5478
InvestorRelations@MalibuBoats.com

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2020	2019	2020	2019
Net sales	$118,661	$194,822	$653,163	$684,016
Cost of sales	95,109	147,090	503,893	517,746
Gross profit	23,552	47,732	149,270	166,270
Operating expenses:
Selling and marketing	3,613	4,574	17,917	17,946
General and administrative	9,523	11,729	39,912	44,256
Amortization	1,509	1,575	6,131	5,956
Operating income	8,907	29,854	85,310	98,112
Other (income) expense, net:
Other income, net	(631)	597	(2,310)	(149)
Interest expense	824	1,699	3,888	6,464
Other (income) expense, net	193	2,296	1,578	6,315
Income before provision for income taxes	8,714	27,558	83,732	91,797
Provision for income taxes	2,204	7,073	19,076	22,096
Net income	6,510	20,485	64,656	69,701
Net income attributable to non-controlling interest	307	1,073	3,094	3,635
Net income attributable to Malibu Boats, Inc.	$6,203	$19,412	$61,562	$66,066

Comprehensive income:
Net income	$6,510	$20,485	$64,656	$69,701
Other comprehensive (loss) income, net of tax:
Change in cumulative translation adjustment	1,782	(172)	(304)	(844)
Other comprehensive (loss) income, net of tax	1,782	(172)	(304)	(844)
Comprehensive income, net of tax	8,292	20,313	64,352	68,857
Less: comprehensive income attributable to non-controlling interest, net of tax	391	1,064	3,083	3,591
Comprehensive income attributable to Malibu Boats, Inc., net of tax	$7,901	$19,249	$61,269	$65,266

Weighted average shares outstanding used in computing net income per share:
Basic	20,598,897	20,912,045	20,662,750	20,832,445
Diluted	20,772,292	21,021,242	20,852,361	20,966,539
Net income available to Class A Common Stock per share:
Basic	$0.30	$0.93	$2.98	$3.17
Diluted	$0.29	$0.92	$2.95	$3.15

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)

	June 30, 2020	June 30, 2019
Assets
Current assets
Cash	$33,787	$27,392
Trade receivables, net	13,767	27,961
Inventories, net	72,946	67,768
Prepaid expenses and other current assets	3,954	4,530
Total current assets	124,454	127,651
Property, plant and equipment, net	94,310	65,756
Goodwill	51,273	51,404
Other intangible assets, net	139,892	146,061
Deferred tax asset	52,935	60,407
Other assets	14,482	35
Total assets	$477,346	$451,314
Liabilities
Current liabilities
Accounts payable	$15,846	$21,174
Accrued expenses	50,485	49,097
Income taxes and tax distribution payable	243	1,469
Payable pursuant to tax receivable agreement, current portion	3,589	3,592
Total current liabilities	70,163	75,332
Deferred tax liabilities	14	145
Other long-term liabilities	16,727	1,689
Payable pursuant to tax receivable agreement, less current portion	46,076	50,162
Long-term debt	82,839	113,633
Total liabilities	215,819	240,961
Stockholders' Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 20,595,969 shares issued and outstanding as of June 30, 2020; 20,852,640 shares issued and outstanding as of June 30, 2019	204	207
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 15 shares issued and outstanding as of June 30, 2020; 15 shares issued and outstanding as of June 30, 2019	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of June 30, 2020; no shares issued and outstanding as of June 30, 2019	—	—
Additional paid in capital	103,797	113,004
Accumulated other comprehensive loss	(3,132)	(2,828)
Accumulated earnings	153,711	93,852
Total stockholders' equity attributable to Malibu Boats, Inc.	254,580	204,235
Non-controlling interest	6,947	6,118
Total stockholders’ equity	261,527	210,353
Total liabilities and stockholders' equity	$477,346	$451,314

Exhibit 99.1
MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited):
The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2020	2019	2020	2019
Net income	$6,510	$20,485	$64,656	$69,701
Provision for income taxes [1]	2,204	7,073	19,076	22,096
Interest expense	824	1,699	3,888	6,464
Depreciation	3,209	2,902	12,249	10,004
Amortization	1,509	1,575	6,131	5,956
Professional fees and litigation settlement[2]	513	167	1,013	739
Acquisition and integration related expenses [3]	—	285	—	5,245
Stock-based compensation expense [4]	736	741	3,042	2,607
UAW strike impact [5]	—	—	2,564	—
Engine development [6]	—	315	—	3,186
Adjustments to tax receivable agreement liability [7]	(22)	604	(1,672)	(103)
Adjusted EBITDA	$15,483	$35,846	$110,947	$125,895
Adjusted EBITDA margin	13.1%	18.4%	17.0%	18.4%

(1)	Provision for income taxes for the three-month periods ended June 30, 2020 and 2019 and fiscal years 2020 and 2019 reflects the impact of the Tax Cuts and Jobs Act of 2017 (the "Tax Act") adopted in December 2017, which among other items, lowered the U.S. corporate income tax rate from 35% to 21%, effective January 1, 2018.
(2)	For the three months and fiscal years ended June 30, 2020 and 2019, represents legal and advisory fees related to our litigation with Skier's Choice, Inc.
(3)	For the three months and fiscal year ended June 30, 2019, represents integration costs and legal, professional and advisory fees incurred in connection with our acquisition of Pursuit on October 15, 2018. Integration related expenses for fiscal year 2019 include post-acquisition adjustments to cost of goods sold of $0.9 million for the fair value step up of Pursuit inventory acquired, most of which was sold during the second quarter of fiscal year 2019.
(4)	Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.
(5)	For fiscal year 2020, represents costs incurred in connection with interruption to our engine supply during the UAW strike against General Motors. We purchase engines from General Motors LLC that we then prepare for marine use for our Malibu and Axis boats. During the UAW strike, General Motors suspended delivery of engine blocks to us and we incurred costs by entering into purchase agreements with two suppliers for additional engines to supplement our inventory of engine blocks for Malibu and Axis boats.
(6)	Represents costs incurred in connection with our vertical integration of engines including product development costs and supplier transition performance incentives.
(7)	For the three months ended June 30, 2020 and fiscal years 2020 and 2019, we recognized other income from an adjustment in our tax receivable agreement liability as a result of a decrease in the estimated tax rate used in computing our future tax obligations and in turn, a decrease in the future tax benefit we expect to pay under our tax receivable agreement with pre-IPO owners. The rate decrease was mainly offset by an increase to other expense for tax receivable agreement liability derived by future tax benefits from Tennessee net operating losses at Malibu Boats Inc. for the three months ended June 30, 2019.

Exhibit 99.1
Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income (Unaudited):
The following table shows the reconciliation of the numerator and denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented (in thousands except share and per share data):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2020	2019	2020	2019
Reconciliation of numerator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Net income attributable to Malibu Boats, Inc.	$6,203	$19,412	$61,562	$66,066
Provision for income taxes [1]	2,204	7,073	19,076	22,096
Professional fees and litigation settlements [2]	513	167	1,013	739
Acquisition and integration related expenses [3]	1,062	1,491	4,262	9,506
Fair market value adjustment for interest rate swap [4]	—	125	68	350
Stock-based compensation expense [5]	736	741	3,042	2,607
Engine development [6]	—	315	—	3,186
UAW strike impact [7]	—	—	2,564	—
Adjustments to tax receivable agreement liability [8]	(22)	604	(1,672)	(103)
Net income attributable to non-controlling interest [9]	307	1,073	3,094	3,635
Fully distributed net income before income taxes	11,003	31,001	93,009	108,082
Income tax expense on fully distributed income before income taxes [10]	2,586	7,471	21,857	26,048
Adjusted fully distributed net income	$8,417	$23,530	$71,152	$82,034

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2020	2019	2020	2019
Reconciliation of denominator for net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock:
Weighted average shares outstanding of Class A Common Stock used for basic net income per share:	20,598,897	20,912,045	20,662,750	20,832,445
Adjustments to weighted average shares of Class A Common Stock:
Weighted-average LLC units held by non-controlling unit holders [11]	761,647	830,152	806,943	880,144
Weighted-average unvested restricted stock awards issued to management [12]	181,015	132,549	155,433	130,520
Adjusted weighted average shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income per Share of Class A Common Stock:	21,541,559	21,874,746	21,625,126	21,843,109

Exhibit 99.1

The following table shows the reconciliation of net income available to Class A Common Stock per share to Adjusted Fully Distributed Net Income per Share of Class A Common Stock for the periods presented:

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2020	2019	2020	2019
Net income available to Class A Common Stock per share	$0.30	$0.93	$2.98	$3.17
Impact of adjustments:
Provision for income taxes [1]	0.10	0.34	0.92	1.06
Professional fees and litigation settlements [2]	0.03	0.01	0.05	0.04
Acquisition and integration related expenses [3]	0.06	0.07	0.21	0.46
Fair market value adjustment for interest rate swap [4]	—	0.01	—	0.02
Stock-based compensation expense [5]	0.04	0.04	0.15	0.13
Engine development [6]	—	0.01	—	0.15
UAW strike impact [7]	—	—	0.12	—
Adjustment to tax receivable agreement liability [8]	—	0.03	(0.08)	—
Net income attributable to non-controlling interest [9]	0.02	0.05	0.15	0.17
Fully distributed net income per share before income taxes	0.55	1.49	4.50	5.20
Impact of income tax expense on fully distributed income before income taxes [10]	(0.12)	(0.36)	(1.06)	(1.25)
Impact of increased share count [13]	(0.03)	(0.05)	(0.15)	(0.19)
Adjusted Fully Distributed Net Income per Share of Class A Common Stock	$0.40	$1.08	$3.29	$3.76

Exhibit 99.1

(1)	Provision for income taxes for the three-month periods ended June 30, 2020 and 2019 and fiscal years 2020 and 2019 reflects the impact of the Tax Act adopted in December 2017, which among other items, lowered the U.S. corporate income tax rate from 35% to 21%, effective January 1, 2018.
(2)	For the three months and fiscal years ended June 30, 2020 and 2019, represents legal and advisory fees related to our litigation with Skier's Choice, Inc.
(3)	For the three months and fiscal year ended June 30, 2020, represents amortization of intangibles acquired in connection with the acquisition of Pursuit and Cobalt. For the three months and fiscal year ended June 30, 2019, represents integration costs and legal, professional, and advisory fees incurred in connection with our acquisition of Pursuit on October 15, 2018. Integration related expenses for the three months ended June 30, 2019 include $0.5 million in depreciation and amortization associated with our fair value step up of property, plant and equipment and intangibles acquired in connection with the acquisition of Pursuit and $0.7 million in amortization associated with intangibles acquired in connection with the acquisition of Cobalt. Integration related expenses for fiscal year 2019 include post-acquisition adjustments to cost of goods sold of $0.9 million for the fair value step up of inventory acquired, most of which was sold during the second quarter of fiscal year 2019 and $1.3 million in depreciation and amortization associated with our fair value step up of property, plant and equipment and intangibles acquired in connection with the acquisition of Pursuit. In addition, for fiscal year 2019 integration related expenses includes $3.0 million in amortization associated with intangibles acquired in connection with the acquisition of Cobalt.
(4)	Represents the change in the fair value of our interest rate swap entered into on July 1, 2015. The swap matured on March 31, 2020.
(5)	Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.
(6)	Represents costs incurred in connection with our vertical integration of engines including product development costs and supplier transition performance incentives.
(7)	For fiscal year 2020, represents costs incurred in connection with interruption to our engine supply during the UAW strike against General Motors. We purchase engines from General Motors LLC that we then prepare for marine use for our Malibu and Axis boats. During the UAW strike, General Motors suspended delivery of engine blocks to us and we incurred costs by entering into purchase agreements with two suppliers for additional engines to supplement our inventory of engine blocks for Malibu and Axis boats.
(8)	For the three months ended June 30, 2020 and fiscal years 2020 and 2019, we recognized other income from an adjustment in our tax receivable agreement liability as a result of a decrease in the estimated tax rate used in computing our future tax obligations and in turn, a decrease in the future tax benefit we expect to pay under our tax receivable agreement with pre-IPO owners. The rate decrease was mainly offset by an increase to other expense for tax receivable agreement liability derived by future tax benefits from Tennessee net operating losses at Malibu Boats Inc. for the three months ended June 30, 2019.
(9)	Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock.
(10)
Reflects income tax expense at an estimated normalized annual effective income tax rate of 23.5% of income before taxes for fiscal year 2020 and 24.1% of income before taxes for fiscal year 2019, in each case assuming the conversion of all LLC Units into shares of Class A Common Stock. The estimated normalized annual effective income tax rate for fiscal year 2020 is based on the federal statutory rate plus a blended state rate adjusted for the research and development tax credit, the foreign derived intangible income deduction, and foreign income taxes attributable to our Australian subsidiary. The estimated normalized annual effective income tax rate for fiscal year 2019 is based on the federal statutory rate plus a blended state rate adjusted for the research and development tax credit and foreign income taxes attributable to our Australian subsidiary.

(11)	Represents the weighted average shares outstanding of LLC Units held by non-controlling interests assuming they were exchanged into Class A Common Stock on a one for one basis.
(12)	Represents the weighted average unvested restricted stock awards included in outstanding shares during the applicable period that were convertible into Class A Common Stock and granted to members of management.
(13)	Reflects impact of increased share counts assuming the exchange of all weighted average shares outstanding of LLC Units into shares of Class A Common Stock and the conversion of all weighted average unvested restricted stock awards included in outstanding shares granted to members of management.